Exhibit 24

Execution Version

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made on August 26, 2015

BETWEEN:

(1)                                 BRILLIANT CHINA HEALTHCARE INVESTMENT LIMITED, formerly known as KKR China Healthcare Investment Limited, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Seller”); and

(2)                                 GOLDEN MEDITECH HOLDINGS LIMITED, an exempted company with limited liability incorporated in the Cayman Islands and having its principal place of business in Hong Kong at 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (the “Purchaser”, and, together with the Seller, each a “Party”, and collectively the “Parties”).

RECITALS:

(A)                               The Parties entered into a purchase agreement, dated as of May 4, 2015 (the “Purchase Agreement”), pursuant to which the Purchaser agreed to purchase from the Seller 7% senior convertible notes with an aggregate principal amount of US$65,000,000 issued by China Cord Blood Corporation.

(B)                               The Parties wish to terminate the Purchase Agreement upon the terms and subject to the conditions set forth herein.

AGREEMENT:

1.                                      Termination of the Purchase Agreement. The Purchase Agreement shall be terminated with immediate effect and cease to have any effect whatsoever with effect from the date of this Agreement. Upon termination of the Purchase Agreement, each Party is relieved from all obligations under the Purchase Agreement, be they past, current or future, and all rights arising under the Purchase Agreement are extinguished.

2.                                      Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The Seller and the Purchaser submit to the non-exclusive jurisdiction of the courts of Hong Kong in any suit or proceedings arising out of or relating to this Agreement.

3.                                      Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

4.                                      Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

BRILLIANT CHINA HEALTHCARE INVESTMENT LIMITED

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

GOLDEN MEDITECH HOLDINGS LIMITED

By:	/s/ KAM Yuen
Name: KAM Yuen
Title: Director

Signature Page to Termination Agreement